Free Writing Prospectus

Dated January 20, 2015

Filed Pursuant to Rule 433

Registration Statement No. 333-201598

Third Point Reinsurance Ltd. Announces Proposed Offering of Senior Notes by

Third Point Re (USA) Holdings Inc.

HAMILTON, Bermuda, January 20, 2015 — Third Point Reinsurance Ltd. (NYSE: TPRE) (“TPRE” or the “Company”) today announced that its wholly owned subsidiary, Third Point Re (USA) Holdings Inc. (“TPRUSA”), intends to pursue an offering of senior notes. TPRUSA intends to use the net proceeds from the sale of the notes to partially finance the capitalization of its wholly owned subsidiary, Third Point Reinsurance (USA) Ltd. The notes are expected to be fully and unconditionally guaranteed by TPRE. The notes and the guarantee are expected to be registered under the Securities Act of 1933, as amended (the “Securities Act”).

The Company has filed a registration statement, including a prospectus, with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates, which registration statement became effective upon filing with the SEC. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed or will file with the SEC, including any prospectus supplement, for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies of the prospectus and any prospectus supplement, when available, may be obtained from Deutsche Bank Securities Inc., Attn.: Prospectus Group, 60 Wall Street, New York, New York 10005-2836, telephone: (800) 503-4611, email: prospectus.CPDG@db.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains certain statements that may constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our industry, business strategy, plans, goals and expectations concerning our market position, international expansion, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this prospectus and the documents incorporated herein by reference, the words “may,” “believes,” “intends,” “seeks,” “anticipates,” “plans,” “estimates,” “expects,” “should,” “assumes,” “continues,” “could,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release. The Company has made every reasonable effort to ensure that the information, estimates, forecasts and assumptions on which these statements are based are current, reasonable and complete. However, these forward-looking statements are subject to a number of risks and uncertainties that may cause the Company’s actual performance to differ materially from that projected in such statements. See the “Risk Factors” in the Company’s Annual Report on Form 10-K

for the year ended December 31, 2013, and other reports we file with the SEC, which identify important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. TPRE expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Third Point Reinsurance Ltd.

Rob Bredahl

President and Chief Operating Officer

+1 441-542-3333

investorrelations@thirdpointre.bm